HUNTON & WILLIAMS
                              951 East Byrd Street
                                   East Tower
                               Richmond, VA 23219


                                             November 25, 1997



Storage USA, Inc.
10440 Little Patuxent Parkway
Suite 1100
Columbia, Maryland  21044


                                Storage USA, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Storage USA, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on November 26, 1997 (the "Registration Statement"), with respect to the possible issuance by the Company of up to 637,797 shares ("Redemption Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock") if, and to the extent that, the current holders of 637,797 units of limited partnership interest ("Units") in SUSA Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), tender such Units for redemption and the Company elects to redeem the Units for shares of Common Stock. You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Operating Partnership owns interests in certain self-storage facilities through the following subsidiary partnerships (the "Subsidiary Partnerships"): (i) Storage-USA of Palm Beach County Limited Partnership, a Maryland limited partnership, (ii) SUSA/38th Avenue, Capitola, L.P., a California limited partnership, (iii) Clarendon Storage Associates Limited Partnership, a Virginia limited partnership, (iv) Buzzman Partners I, Limited Partnership, a Pennsylvania limited partnership, (v) Buzzman Partners II, Limited Partnership, a Pennsylvania limited partnership, (vi) Tamiami Mini-Storage Partners, Ltd., a Florida limited partnership, (vii) 441 Mini-Storage Partners, Ltd., a Florida limited partnership, (viii) Sunset
Mini-Storage  Partners,  Ltd., a Florida  limited  partnership,  (ix)  Southeast
Mini-Storage Limited Partners, a Florida limited partnership, (x) Dade County Mini-Storage Associates, Ltd., a Florida limited partnership, (xi) Preston Self Storage, Ltd., a Texas limited partnership, (xii) SUSA Hackensack, LP, a Tennessee limited partnership, (xiii) SUSA Harrison, LP, a Tennessee limited partnership, (xiv) SUSA Secaucus, LP, a Tennessee limited partnership, (xv) SUSA Orange, LP, a Tennessee limited partnership, (xvi) Cole/Morgan, Ltd., a Texas limited partnership, (xvii) SUSA Nashville, L.P., a Tennessee limited partnership, and (xviii) SUSA Mesa, L.P., a Tennessee limited partnership.

                  The Operating Partnership also owns 94% of the nonvoting stock, and 5% of the voting stock, of SUSA Management, Inc., a Tennessee corporation ("Management"). In addition, the Operating Partnership owns 100% of the nonvoting stock of each of Storage USA Franchise Corp., a Tennessee corporation ("Franchise"), and Storage USA Construction, Inc., a Tennessee corporation ("Construction"), representing 97.5% of the equity interests in each such corporation.

                  In giving the opinions set forth below, we have examined the following:

         1. the Company's Charter, as amended and re-stated;

         2. the Company's Bylaws;

         3. the prospectus contained as part of the Registration Statement (the "Prospectus");

         4. the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 21, 1994, among the Company, as general partner, and several limited partners, as amended on March 19, 1996, June 14, 1996, and August 14, 1996 (the "Operating Partnership Agreement");

         5. the partnership agreements of the Subsidiary Partnerships listed on Exhibit A attached hereto; and

         6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

         1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

         2. Each partner (a "Partner") of the Operating Partnership and the Subsidiary Partnerships (each, a "Partnership"), other than the Company and Storage USA Trust, that is a corporation or other entity has a valid legal existence.

         3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the partnership agreements of the Subsidiary Partnerships (each, a "Partnership Agreement"), and the transactions contemplated thereby.

         4. Each Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

         5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

         6. During its taxable year ended December 31, 1997, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated November 25, 1997 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

         7. The Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership, the Subsidiary Partnerships, Management, Franchise, or Construction after the date of this opinion that would affect its qualification as a real estate investment trust ("REIT") for any taxable year.

         8. No action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, the Partners, Management, Franchise, or Construction after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Considerations" (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

                           (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1997, and in the future; and

                           (b) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Redemption Shares.

                  We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1997 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of Units in the Operating Partnership, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                     Very truly yours,

                                                     Hunton & Williams

                                    EXHIBIT A

                        Subsidiary Partnership Agreements

         1. The Agreement of Limited Partnership of Storage-USA of Palm Beach County Limited Partnership, dated May 2, 1991, as amended by the Third Amendment to the Agreement of Limited Partnership, dated June 30, 1996, among Storage USA, Inc. (the "Company"), SUSA Partnership, L.P. (the "Operating Partnership"), Storage USA Franchise Corp. ("Franchise"), and other limited partners;

         2. the Limited Partnership Agreement of SUSA/38th Avenue, Capitola, L.P., dated June 1, 1995, among the Operating Partnership, as general partner, and several limited partners;

         3. the Limited Partnership Agreement of Clarendon Storage Associates Limited Partnership, dated as of November 11, 1994, among Highclar, L.L.C., a Virginia limited liability company, as general partner, the Operating Partnership as general partner, Highland Limited Partnership, a Virginia limited partnership, as limited partner, and the Operating Partnership as limited partner;

         4. the Second Amended Limited Partnership Agreement of Buzzman Partners I, Limited Partnership, dated May 22, 1996, between among CRM Realty II Joint Venture, a New York joint venture ("CRM"), the Operating Partnership, as general and limited partner, and SUSA Management, Inc. ("Management"), as limited partner;

         5. the Second Amended Limited Partnership Agreement of Buzzman Partners II, Limited Partnership, dated May 22, 1996, among CRM, the Operating Partnership, as general and limited partner, and Management, as limited partner;

         6. the Amended and Restated Agreement of Limited Partnership of Tamiami Mini-Storage Partners, L.P., dated as of September 7, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

         7. the Amended and  Restated  Agreement of Limited  Partnership  of 441
Mini-Storage Partners, Ltd., dated as of September 7, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

         8. the Amended and Restated Agreement of Limited Partnership of Sunset Mini-Storage Partners, Ltd., dated as of September 7, 1995, between the Operating Partnership, as general partner, and the Company, as limited partner;

         9. the Amended and Restated Agreement of Limited Partnership of Southeast Mini-Storage Limited Partners, dated September 7, 1995, between the Operating Partnership, as general partner, and Management, as limited partner;

         10. the Amended and Restated Agreement of Limited Partnership of Dade County Mini-Storage Associates, Ltd., dated September 7, 1995, between the Operating Partnership, as general partner, and Management, as limited partner;

         11. the Amended and Restated Agreement of Limited Partnership of Preston Self Storage, Ltd., dated November 8, 1995, between Peachtree Development II, Inc., a Texas corporation, as general partner, and the Operating Partnership, as limited partner, as amended on November 9, 1995;

         12. the Limited Partnership Agreement of SUSA Hackensack LP, dated November 27, 1996, between SUSA New Jersey, Inc., a wholly-owned subsidiary of Franchise, as general partner ("New Jersey, Inc."), and the Operating Partnership, as limited partner;

         13. the Limited Partnership Agreement of SUSA Harrison LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

         14. the Limited Partnership Agreement of SUSA Secaucus LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

         15. the Limited Partnership Agreement of SUSA Orange LP, dated November 27, 1996, between New Jersey, Inc., as general partner, and the Operating Partnership, as limited partner;

         16. the Agreement of Limited Partnership of Cole/Morgan, Ltd., dated as of September 13, 1994, as amended by the First Amendment to the Agreement of Limited Partnership, dated as of December 31, 1996, among Jesse B. Morgan, Cole Partners, Ltd., and the Operating Partnership;

         17. the Limited Partnership Agreement of SUSA Nashville, L.P., dated October 4, 1996, between SUSA Tennessee, Inc., a wholly-owned subsidiary of Franchise, as general partner, and the Operating Partnership, as limited partner; and

         18. the Limited Partnership Agreement of SUSA Mesa, L.P., dated October 17, 1996, between SUSA Arizona, Inc., a wholly-owned subsidiary of Franchise, as general partner, and the Operating Partnership, as limited partner.